Exhibit 5

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza   |   Buffalo, NY 14202-2292   |   Tel 716.856.0600   |   Fax 716.856.0432

July 15, 2009

Seneca Foods Corporation
3736 South Main Street
Marion, New York 14505

Re:           Prospectus Supplement dated July 15, 2009 to
Registration Statement on Form S-3 (File No. 333-160358)

Ladies and Gentlemen:

We have acted as counsel to Seneca Foods Corporation, a New York corporation (the “Company”), in connection with the public offering by certain shareholders of the Company of 3,266,376 shares (the “Selling Shareholder Shares”) of Class A common stock, par value $0.25 per share, of the Company (the “Class A common stock”), whether currently issued and outstanding or to be issued upon conversion of the Company’s (i) Class B Common Stock, par value $0.25 per share; and (ii) Convertible Participating Preferred Stock (collectively, the “Convertible Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-160358) filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on June 30, 2009, as amended by Amendment No. 1 filed July 7, 2009 and Amendment No. 2 filed July 8, 2009 (the “Registration Statement”), and the prospectus supplement, dated July 15, 2009, to the prospectus dated July 8, 2009 included in the Registration Statement (the “Prospectus Supplement”).

In connection with rendering this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; the Registration Statement; the Prospectus Supplement; and such other certificates, receipts, records, and documents as we have considered necessary for the purposes of this opinion.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based upon the foregoing, we are of the opinion that the Selling Shareholder Shares that are currently outstanding are, and the Selling Shareholder Shares issued upon conversion of the Convertible Stock will be, duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock of the Company.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to all references to our firm in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

                                /s/Jaeckle Fleischmann & Mugel, LLP